Exhibit 4.2

Exchangeable PROMISSORY NOTE

Up to $2,000,000	June 29, 2018

For value received Federal Life Mutual Holding Company, an Illinois corporation (the “Company”), promises to pay to Insurance Capital Group LLC or its assigns (“Holder”) the principal sum of up to TWO MILLION DOLLARS $2,000,000 (the “Maximum Amount”) together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.

This exchangeable promissory note (the “Note”) is issued in connection with that certain Standby Stock Purchase Agreement (as may be amended, the “Purchase Agreement”) dated as of the date hereof, among the Company, Federal Life Group, Inc. (“ListCo”), Federal Life Insurance Company (“Federal Life”) and Holder. Capitalized terms used herein without definition shall have the meanings given to such terms in the Purchase Agreement.

1.       Advances. Advances under this Note (each, an “Advance” and, collectively, the “Advances”) shall be made within five (5) Business Days of the receipt by Holder of a written request from the Company, which request shall include the amount of the requested Advance and wire details of the Company’s bank account into which such Advance shall be paid. The Company may not request an Advance, and Holder shall have no obligation to fund an Advance (a) until Holder has received evidence satisfactory to it (in its sole and absolute discretion) of the proper filing of the Registration Statement, (b) if an Event of Default shall have occurred and be continuing, or (c) if the amount requested, when added to the aggregate amount of all prior Advances, would exceed the Maximum Amount. Nothing herein shall entitle the Company to re-borrow any Advances previously repaid.

2.       Payments Generally. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal.

(a)       Payments of Interest. Unless this Note has been previously exchanged in accordance with the terms of Section 4 below (or as otherwise agreed by the Company and Holder), commencing September 30, 2018 and continuing until all amounts due under the Note are paid in full, the Company shall make interest payments in arrears at the rate described in Section 3 hereof on the last day of each calendar quarter.

(b)       Payments of Principal. Unless this Note has been previously exchanged in accordance with the terms of Section 4 below (or as otherwise agreed by the Company and Holder), the Company shall repay the outstanding Advances, together with any accrued and unpaid interest on the earlier to occur of (i) the date that is two (2) years following the date hereof, (ii) the date of the issuance of Shares in connection with the Community Offering, in which case the outstanding Advances shall be exchanged for Shares in the manner described in Section 4 on such date and (iii) the date on which payment of this Note is accelerated pursuant to Section 7 hereof (the “Maturity Date”).

(c)       Prepayments. The Advances may not be prepaid prior to the date of the issuance of Shares in connection with the Community Offering.

3.       Interest Rate. Interest shall accrue on the amount of the outstanding Advances during each calendar quarter following the date of this Note at a rate for such quarter equal to (a) from the date of this Note to the date that is twelve months (or, if the Outside Date is extended pursuant to Section 16(a)(iv) of the Purchase Agreement, eighteen months) following the date of this Note, three and three-quarters percent (3.75%) per annum and (b) thereafter, or anytime after the occurrence and during the continuation of an Event of Default (defined below), ten percent (10%) per annum. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

4.       Assumption and Exchange. Upon the occurrence of the Conversion and the issuance of Shares in connection with the Community Offering, Listco shall automatically assume and be liable for the obligations of the Company hereunder and the outstanding Advances shall be exchanged and deemed to be repaid in full upon the issuance to Holder of a number of Shares equal to aggregate amount of the outstanding Advances divided by the Subscription Price.

5.       Expenses. In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

6.       Covenants. Until all of the obligations to pay principal and interest under this note shall have been satisfied (whether by payment or by exchange in accordance with Section 4), the Company shall not (a) incur or permit to exist any Indebtedness other than the Indebtedness under this Note, permit Listco to incur or permit to exist any Indebtedness other than the Indebtedness under this Note, or permit Federal Life to incur or permit to exist any Indebtedness other than Indebtedness that Federal Life is permitted to incur under the Purchase Agreement (notwithstanding the termination of the Purchase Agreement), (b) declare or pay any dividends or other distributions to its shareholders, (c) sell or dispose of any of its assets or cause or permit Federal Life to, directly or indirectly, sell or dispose of any of its assets outside of the ordinary course of Federal Life’s business, or (d) without the prior written consent of Holder, make any investments or acquisitions of assets or cause or permit Federal Life to make any investments or acquisitions of assets outside of the ordinary course of its business.

7.       Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 7(c) or Section 7(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. For the purposes of this Note, an “Event of Default” shall mean the occurrence of any one or more of the following:

(a)       The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b)       The Company, ListCo or Federal Life shall default in its performance of any covenant under the Purchase Agreement or the Note;

(c)       The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(d)       An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company); or

8.       Waiver. The Company hereby waives: (a) all presentments, demands for performance, notices of nonperformance (except to the extent required by the provisions of this Note), protests, notices of protest and notices of dishonor; (b) any requirement of diligence or promptness on the part of Holder in the enforcement of its rights hereunder; (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law; and (d) any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability hereunder.

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9.       Governing Law. This Note shall be governed by and construed under the laws of the State of New York, without giving effect to conflicts of laws principles which would lead to the application of the laws of any other jurisdiction.

10.       Modification; Waiver. Any term of this Note may be amended or waived with the written consent of the Company and Holder.

11.       Assignment. This Note may be transferred only (i) upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form reasonably satisfactory to the Company and (ii) unless the Purchase Agreement has been terminated in accordance with the terms thereof, in connection with an assignment of Holder’s rights under the Purchase Agreement in accordance with Section 19 thereof. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and ListCo have caused this Note to be duly executed and delivered as of the date first above written.

FEDERAL LIFE MUTUAL HOLDING COMPANY

By:	/s/ William S. Austin
William S. Austin
President

FEDERAL LIFE GROUP, INC.

By:	/s/ William S. Austin
William S. Austin
President

[Signature Page to Exchangeable Promissory Note]